UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004

Asyst Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

California	000-22430	94-2942251

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

48761 Kato Road, Fremont, California	94538

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 661-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

Amendment of 2003 Equity Incentive Plan

     On September 21, 2004, at the Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved amendments to the Registrant’s 2003 Equity Incentive Plan (the “Plan”). Those amendments effected the following changes to the Plan:

•	Increased the aggregate number of shares of the Registrant’s common stock authorized for issuance under the Plan, and available for grant as incentive stock options, from 1,000,000 shares to 1,900,000 shares,

•	Increased the percentage of the aggregate number of shares authorized for issuance under the Plan that may be granted as restricted stock awards from 10% to 20%, and

•	Limited to six years the term of future option grants under the Plan.

The Registrant’s board of directors previously approved those amendments to the Plan on July 14, 2004, subject to shareholder approval at the Annual Meeting. The Plan, as amended by those amendments, is attached to this report as Exhibit 99.1.

Section 2 — Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Registrant’s 51%-owned joint venture company, Asyst Shinko, Inc., or ASI, develops, manufactures, markets and installs automated material handling systems (AMHS) for semiconductor and flat panel display manufacturing plants. These are long-term construction-type projects, and during periods of rapid growth in project activity ASI can require substantial short-term working capital to support the manufacturing and installation of systems ahead of invoicing and collection of payments for the systems. ASI makes use of revolving credit facilities to help support its short-term working capital needs.

On September 21, 2004, ASI established a revolving credit facility (the “Mizuho facility”) with Mizuho Bank of Japan to support its working capital requirements. The maximum amount that can be borrowed under the Mizuho facility is 2.0 billion Japanese Yen, or approximately $18.2 million USD at current exchange rates. The Mizuho facility has a term of one year, and all amounts outstanding under the facility are due and payable on September 20, 2005 (unless the facility is extended). The Mizuho facility requires no collateral from ASI and no guarantees from the Registrant. It carries a variable interest rate based on the Tokyo Interbank Offered Rate (TIBOR, currently 0.07%) plus a margin of 1.25%. Under the Mizuho facility, ASI is required to maintain compliance with certain financial covenants, including requirements that for its current fiscal year, ASI report positive operating and net income, before extraordinary items as identified under generally accepted accounting principles in Japan, and maintain at least 80% of the equity it reported as of March 27, 2004. On September 22, 2004, ASI drew an advance of 1.0 billion Japanese Yen, or approximately $9.1 million USD at current exchange rates, on the Mizuho facility, all of which remains outstanding.

ASI has only one other credit facility (the “SMBC facility”), which was established on September 25, 2003 with Sumitomo-Mitsui Bank of Japan. The SMBC facility (i) provides for maximum borrowing of up to 3.0 billion Japanese Yen, or approximately $27.3 million USD at current exchange rates and (ii) requires no collateral from ASI and no guarantees from the Registrant. The SMBC facility was recently extended until October 24, 2004, at which time all amounts outstanding under the facility will be due and payable (unless the facility is further extended). ASI currently is negotiating a new syndicated one-year facility through SMBC.

The SMBC facility carries a variable interest rate based on TIBOR plus a margin of 1.325%. Under the SMBC facility, ASI is required to maintain compliance with certain financial covenants, including requirements that for its current fiscal year, ASI report a positive operating profit and positive net income, before extraordinary items as identified under generally accepted accounting principles in Japan.

During the Registrant’s second fiscal quarter, which ended September 26, 2004, ASI made advances and repayments on the SMBC facility as follows ($ millions USD, converted from Japanese Yen at current exchange rates):

	Advances	Repayments	Amount Outstanding
June 28, 2004	$4.5		$4.5
July 28, 2004	$4.5	$4.5	$4.5
August 4, 2004	$4.5	$4.5	$4.5
August 16, 2004	$4.5		$9.0
August 27, 2004	$7.3		$16.3
September 6, 2004		$4.5	$11.8
September 14, 2004	$4.5		$16.3
September 16, 2004	$8.2	$4.5	$20.0
September 17, 2004	$1.8		$21.8

ASI drew advances on the SMBC facility and established the Mizuho facility primarily to support working capital requirements related to a large new AMHS contract. The Registrant anticipates that ASI will need to draw on one or both of its credit facilities from time to time in the normal course of business to support its working capital requirements.

Other debt obligations of the Registrant on a consolidated basis are described in the Registrant’s periodic reports filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit
Number	Description
99.1	2003 Equity Incentive Plan as amended by amendments approved by the Registrant’s shareholders on September 21, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: September 27, 2004	By:	/s/ Steve Debenham
Steve Debenham
Vice President, Secretary, and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	2003 Equity Incentive Plan as amended by amendments approved by the Registrant’s shareholders on September 21, 2004